                                   EXHIBIT 12

                                ALEXANDER'S, INC.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
               COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND



                                                        Year Ended                   Five Months          Fiscal Year Ended
                                           ----------------------------------------     Ended      -------------------------------
                                           December 31,  December 31,  December 31,  December 31,  July 31,    July 25,    July 27,
                                              1995          1994          1993          1993 (1)    1993 (2)     1992       1991
                                           ------------  ------------  ------------  ------------  ----------  ----------  -------
(Loss)/income from continuing operations
    before reversal of deferred taxes       $ (9,102)       $4,033       $ 9,644       $  946      $27,151(4)  $(14,630)   $  (300)

Fixed charges (3)                             13,607         4,228         2,621          633        1,300        1,131      1,092
                                            --------        ------       -------       ------      -------     --------    -------

Income/(loss) from continuing operations
    before income taxes and fixed charges   $  4,505        $8,261       $12,265       $1,579      $28,451     $(13,499)   $   792
                                            ========        ======       =======       ======      =======     ========    =======


Fixed charges:
    Interest and debt expense               $ 13,442        $4,063       $ 2,456       $  468      $ 1,135     $    966    $   927
    1/3 of rent expense - interest factor        165           165           165          165          165          165        165
                                            --------        ------       -------       ------      -------     --------    -------
                                              13,607         4,228         2,621          633        1,300        1,131      1,092
    Capitalized interest                       6,575         1,718           753          753           --           --         --
                                            --------        ------       -------       ------      -------     --------    -------
                                            $ 20,182        $5,946       $ 3,374       $1,386      $ 1,300     $  1,131    $ 1,092
                                            ========        ======       =======       ======      =======     ========    =======

Ratio of earnings to fixed charges                --          1.39          3.64         1.14        21.89(4)        --         --

Deficiency in earnings available to cover
    fixed charges                           $(15,677)           --            --           --           --     $(14,630)   $  (300)
                                            ========                                                           ========    =======


Notes:

    (1) In November 1993, the Company changed to a calendar year from a fiscal year ending on the last Saturday in July.

    (2)    Includes 53 weeks.

    (3) For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Fixed charges does not include any interest paid to unsecured creditors or charged against the reserve from discontinued operations. Fixed charges also does not include any interest expensed or capitalized during the period the Company was in the retail business (prior to 5/15/92) except for its share of the Kings Plaza Mall interest expense.

    (4) Includes a gain on sales of leases of $28,779 without which the Company would have a deficiency in earnings to cover fixed charges of $1,628.


                                      -62-